Exhibit 99.1

GPI Wins Large RFID Orders from Two New Asian Casinos

New Macau and Philippine Casinos choose GPI’s RFID technology for Casino Currency Control® security, tracking and verification at gaming tables

LAS VEGAS, NV - January 16, 2009 – Gaming Partners International Corporation (Nasdaq:  GPIC) (“GPI”), a leading provider of casino currency and table game equipment worldwide, announced today that it has secured two substantial orders to supply casino chips and RFID technology to two casinos, one in Macau and the other in the Philippines, each due to open in the middle of 2009.  The total amount of the two orders exceeds $8 million with RFID chips accounting for approximately 80% of the total.

City of Dreams in Macau, a Melco PBL Entertainment property, scheduled to open in the second quarter with 550 gaming tables when completed, has chosen GPI to provide high-frequency RFID Bourgogne & Grasset® plaques.  GPI has also been providing Melco PBL properties Crown Macau and Crown Melbourne with RFID Casino Currency Control® solutions since 2007. This new order maintains GPI’s dominance in the Macau casino currency control market.

Newport City in Manila, Philippines, a development of Star Cruises, a division of the Genting Bhd subsidiary Resorts World, in association with a local company Alliance Global Group, will include a casino with 450 tables scheduled to open by the middle of this year.  Newport City has chosen GPI to supply low-frequency RFID Bourgogne & Grasset, gaming chips, jetons, plaques and readers for Casino Currency Control solutions. Through its French subsidiary GPI SAS, GPI is a long-time supplier to the Philippines market. The company has been providing chips, jetons and plaques to all Philippine Amusement and Gaming Corporation casinos for more than 30 years. Recent orders include supplying Eastern Hawaii and Sun City casinos in the Cagayan Freeport zone with RFID chips and jetons.

GPI’s RFID (radio frequency identification device) Casino Currency Control technology available in low or high frequency (Brands:  Bourgogne & Grasset, Bud Jones, and Paulson®) allows casinos to verify the authenticity and value of each chip, plaque and jeton almost instantly, which reduces the possibility of counterfeits, staff pilferage or errors in casino currency counts.  This RFID technology enables casinos to track individual chips, plaques or jetons throughout the gaming floor and, with specialized readers and software, follow payments, fills and credits, table drops, tips, and win and losses per table at any time of the day. GPI’s high-frequency RFID chips are compatible with special player tracking hardware and software that allow for accurate tracking of play data from tables so casinos can follow player bets and accurately rate and reward players.

“We are thrilled to have secured such substantial orders for these two exciting new Asian casinos,” said Christophe Leparoux, International Director of Sales and Marketing for GPI’s subsidiary in France. “The acceptance of GPI’s RFID technology in Macau casinos is exceptional and the growth of RFID implementation in casinos in the Philippines and more broadly Asia has been on the increase.”

Gerard P. Charlier, President and Chief Executive Officer of GPI commented, “The continued confidence in GPI and our RFID products by our leading customers all over the world and particularly in Asia is extremely encouraging as we strive to provide creative casino currency tracking solutions to meet the specific needs of our valued clients and their players.  These orders also significantly strengthen our backlog for a positive start for 2009.”

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About Gaming Partners International Corporation

GPIC manufactures and supplies (under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®) casino chips including plaques and jetons and low frequency and high frequency RFID chips, low and high frequency RFID readers, table layouts, playing cards, dice, gaming furniture, roulette wheels, table accessories, and other products that are used with casino table games such as blackjack, poker, baccarat, craps, and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof, the long-term growth and prospects of our business or any jurisdiction, including Macau, unfavorable economic conditions which may reduce our product sales, and the long term potential of the RFID gaming chips market and the ability of Gaming Partners International to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Gaming Partners International’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate, acquisitions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more Information please contact:

For Gaming Partners International Corporation:

GPIC Contact:

David W. Grimes

702-598-2400

dgrimes@gpigaming.com

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